EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. UPDATES ITS FIRST QUARTER EARNINGS ESTIMATE

•	First Quarter EPS of $0.10-to-$0.11 Expected
•	First Quarter Comparable-Store Sales Decreased 5.1 Percent

NEW YORK, NY, May 10, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported that it currently expects its first quarter earnings to be in a range of $0.10-to-$0.11 per share. This range reflects a decrease from the Company’s original estimate of $0.34-to-$0.37 per share.

“The shortfall in our expected earnings primarily reflects a first quarter comparable-store sales decline of 5.1 percent and additional markdowns taken in our U.S. stores,” stated Mathew D. Serra, Foot Locker Inc.’s Chairman and Chief Executive Officer. “While first quarter sales and earnings at our U.S. store businesses fell short of our expectations, our financial results from our international units were generally in line with our plan with earnings increasing from last year’s comparable period.”

The Company’s financial position continued to strengthen during the first quarter as its cash position, net of debt, increased by approximately $85 million from the same time last year. During the first quarter of 2007, the Company repurchased 1.2 million shares of its common stock for $26 million under a three-year $300 million share repurchase program.

Foot Locker, Inc. plans to report its first quarter 2007 financial results on Wednesday, May 23, 2007. A conference call is scheduled for Thursday, May 24, 2007 at 10:00 a.m. EDT to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2007. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, May 28, 2007. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports and Footquarters retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.